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Exhibit 12.01:  Ratio of earning (loss) to fixed charges



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                                                                                     Nine Months
                                                      Year Ending December 31,         Ending      Year Ending
                                              -----------------------------------   December 31,   December 31,
                                                 1996          1997        1998         1999          2000
                                              ----------   ----------   ---------    -----------    ---------
Earnings:
    Income (loss) from continuing
        operations before taxes                   6,440        7,110       3,055         11,182       (6,801)
    (Income) loss from equity investees              --           --          --             --           --
    Fixed Charges                                 5,596        5,330       6,509         27,268       43,569
                                              ----------   ----------   ---------    -----------    ---------
                                                 12,036       12,440       9,564         38,450       36,768

Fixed charges:
    Interest expensed                             5,004        4,672       5,489         23,150       38,001
    Interest capitalized                             --           --          --             --           --
    Amortized premiums, discounts,
        capital expenses related to
        indebtedness                                 61           62         226          1,438        1,971
    Estimated interest within
        rental expense                              531          596         794          2,680        3,597
                                              ----------   ----------   ---------    -----------    ---------
           Total fixed charges                    5,596        5,330       6,509         27,268       43,569

Ratio of earnings to fixed charges                 2.15 x       2.33  x     1.47 x         1.41 x       0.84 x
                                              ==========   ==========   =========    ===========    =========
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